EXHIBIT 17.2

26 Elmwood Avenue

Cambridge, MA 02138

May 20, 2004

Mr. Andrew G. Kotsatos

Chairman of the Board

Boston Acoustics, Inc.

300 Jubilee Drive

Peabody, MA 01961-6015

Dear Mr. Kotsatos,

I hereby resign from the Board of Directors of Boston Acoustics, Inc., effective immediately.

Sincerely,

/s/ Lisa M. Mooney

Lisa M. Mooney